UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.     Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant

                Genco Shipping & Trading Limited (the “Company”) entered into an interest rate swap transaction on July 31, 2007 with DnB NOR Bank ASA, New York Branch (the “Counterparty”).  The Counterparty has underwritten the Company’s current $1.4 billion credit facility entered into on July 18, 2007 and is also acting as Lead Arranger, Bookrunner, and Administrative Agent.  The Company entered into the interest rate swap transaction to mitigate the Company’s floating rate interest risk on an aggregate of $100,000,000 of the Company’s debt that is currently outstanding under its $1.4 billion credit facility.  The swap has an effective date of November 30, 2007 and a termination date of November 30, 2011.  The Company is required to make certain quarterly fixed rate payments to the Counterparty calculated on a notional amount of $100,000,000 for the swap, while the Counterparty is obligated to make certain quarterly floating rate payments to the Company referencing the same notional amount.  The interest rate swap transaction effectively fixes the annual interest rate payable on $100,000,000 of the Company’s debt to 5.115% plus the applicable margin under the $1.4 billion credit facility.  Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under the credit facility.  The Company may enter into additional swap transactions in the future from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            GENCO SHIPPING & TRADING LIMITED

            DATE:  August 6, 2007

                                       /s/ John C. Wobensmith
                                       John C. Wobensmith
                           Chief Financial Officer, Secretary and Treasurer
                           (Principal Financial and Accounting Officer)